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                                                                   EXHIBIT 12-15


                           THE DETROIT EDISON COMPANY
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

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                                                              Year Ended December 31
                                              ------------------------------------------------------

                                                    1998                1997                1996
                                                    ----                ----                ----

                                                           (Millions, except for ratio)

Net income................................... $           418    $            417    $           328
                                              ---------------    ----------------    ---------------
Taxes based on income:
   Current income taxes......................             280                 308                224
   Deferred taxes - net......................              (5)                 (6)                16
   Investment tax credit adjustments - net...             (15)                (14)               (15)
   Municipal and state.......................               3                   4                  3
                                              ---------------    ----------------    ---------------
     Total taxes based on income.............             263                 292                228
                                              ---------------    ----------------    ---------------
Fixed charges:
   Interest on long-term debt................             254                 262                275
   Amortization of debt discount, premium
     and expense.............................              11                  11                 12
   Other interest............................              13                   9                  4
   Interest factor of rents..................              34                  34                 34
                                              ---------------    ----------------    ---------------
     Total fixed charges.....................             312                 316                325
                                              ---------------    ----------------    ---------------
Earnings before taxes based on income
   and fixed charges......................... $           993    $          1,025    $           881
                                              ===============    ================    ===============

Ratio of earnings to fixed charges...........            3.18                3.24               2.71

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